Exhibit d (ii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K


                             Amendment No 1 to
                       Investment Advisory Contract

      The Investment Advisory Contract between Federated Short-Term Municipal Trust (formerly, Federated Short-Intermediate Municipal Trust) dated August 1, 1989 is hereby amended as follows:

      Paragraph 5 is deleted in its entirety and replaced with the following:

      5. Adviser shall reimburse the Institutional Class of shares of the Fund (limited to the amount of gross investment advisory fee paid by the Institutional Class of shares and computed in accordance with the provisions of paragraph 4) in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Institutional Class of shares of the Fund, including the gross investment advisory fee, but excluding interest, taxes, brokerage commissions, Federal and State registration fees, expenses of withholding taxes, and extraordinary expenses for such fiscal year or portion thereof exceed .45 of 1% (or in the case of a portion of the fiscal year, .0375 of 1% multiplied by the number of calendar months in such period) of the average daily net assets of the Institutional Class of shares of the Fund for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's subaccounting facilities. Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted accounting principles and any Rules and Regulations of the Securities and Exchange Commission applicable thereto.

      IN WITNESS WHEREOF, the parties have caused this Amendment to the Investment Advisory Contract to be executed on their behalf by their duly authorized officers hereto this 1st day of April, 1999.


                                    FEDERATED INVESTMENT MANAGEMENT COMPANY

                                    By:  /s/ G. Andrew Bonnewell
                                       -------------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    FEDERATED SHORT-TERM MUNICIPAL TRUST

                                    By:  /s/ J. Christopher Donahue
                                       -------------------------------
                                    Name:  J. Christopher Donahue
                                    Title:  Executive Vice President